Exhibit 99.1

                      TRANSACTION SYSTEMS ARCHITECTS, INC.

                            Moderator: Bill Hoelting
                                  July 29, 2003
                                   4:00 pm CT


Operator:             Good afternoon.  My name is (Matthew) and I will be your
                      conference facilitator today. At this time, I would like to welcome everyone to the Transaction Systems
                      Architects, Inc. 2003 Third Quarter Financial Results.
                      All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press star, then the number 2. Thank you.

                      I would now like to turn the call over to Mr. Bill Hoelting, Vice President, Investor Relations. Mr. Hoelting, you may begin.

Bill Hoelting:        Thank you and good afternoon.  Participants for TSA's
                      Third Quarter Financial Results conference call are Greg
                      Derkacht, President and CEO; Dwight Hanson, Senior Vice
                      President; Mark Vipond, President of ACI Worldwide; and
                      David Bankhead, CFO.

                      This conference call could contain forward-looking statements pursuant to the Safe Harbor Provisions of
                      Section 21E of the Securities Exchange Act of 1934. Actual results might differ materially from those projected in the forward-looking statements. Statements during the call that are not strictly historical, statements could constitute forward-looking statements which involve risks and uncertainties which could cause actual results to materially differ from those in the forward-looking statements.

                      Forward-looking statements include the following: any statement dealing with the future prospects or results of the company and forward-looking statements identified in our recent Form 10-K and 10-Q filings.

                      The agenda for the call will be as follows: Dwight Hanson will provide an overview of TSA's Q3 financials, Mark Vipond will then discuss the highlights for ACI Worldwide, and Greg Derkacht will provide some closing comments at which time we will open up the call to your questions.

                      At this time, I would like to introduce Dwight Hanson.

Dwight Hanson:        Thanks Bill, and good afternoon.  Today I'll be
                      discussing our fiscal 2003 third quarter financial results. First, I'll start by highlighting some key financial metrics that we achieved during the quarter.

                      Total revenue was $73.8 million. Operating expenses were $69.1 million, which included a goodwill impairment charge of $9.3 million. Operating income was $4.7 million, with an operating margin of 6.3%. Net loss was $1.9 million and loss per share was 5 cents, both of which reflect the goodwill impairment charge. Operating cash flow was $11.5 million. Our cash balance was $100.9 million. And our 12-month backlog was $225.9 million.

                      The $73.8 million of revenue is comprised of the following: software license fees of $40.7 million of which $18.9 million was initial license fees, $21.8 million was monthly license fees, maintenance revenue was $20.7 million, and services revenue was $12.4 million.

                      Revenues for each of our geographic channels were as follows: United States, $31.9 million; Americas International, $9 million; Europe, Middle East, and Africa, $25.1 million; and Asia Pacific, $7.8 million. Revenues for each business units were as follows: ACI, $56.4 million; Insession, $8.6 million; and IntraNet, $8.8 million.

                      Total revenues of $73.8 million represents an increase of 6.2% as compared to the third quarter of last year. Increases in license revenue as well as maintenance revenue were the reasons for this increase in total revenues.

                      The increase in license revenue is primarily due to the increase in capacity upgrades that the ACI business unit received during the third quarter and the early completion of certain contracts from fourth quarter backlog. The increase in maintenance revenue reflects the quarter over quarter continued growth of our installed-base of software products and the ACI and Insession business units.

                      Operating expenses for the quarter were $69.1 million, which is an increase of 21.5% as compared to the third quarter of last year. This increase is primarily due to a goodwill impairment charge of $9.3 million, which reflects the write-down of the last component of the goodwill associated with our MessagingDirect business.

                      During the third quarter, we updated our assessment of the MessagingDirect business and concluded that due to the continued slow adoption of secured document delivery technology, it was appropriate to record this charge.

                      All other expenses, other than G&A, decreased quarter over quarter, which reflects the impact of the expense control and reduction efforts that have taken place over the last 18 months. The increase in G&A expenses is due to increased professional fees and changes in bad debt expense. The bad debt expense for the third quarter of last year was a negative amount due to adjustments made to the allowance for doubtful accounts.

                      The tax revision of $6.3 million was computed using a 46% effective rate for the third quarter on all items except the goodwill impairment charge, which is a non-deductible item for tax purposes. The corresponding effective rate for the year has been reduced to 52% as a result of a number of tax-planning strategies that were deployed during the third quarter. We continue to implement additional tax-planning strategies in an attempt to further reduce our overall effective tax rate.

                      Generated positive operating cash flow of $11.5 million and our cash balance at the end of the quarter was $100.9 million.

                      Our ending backlog was $225.9 million, which is comprised of recurring backlog of $164.3 million and non-recurring backlog of $61.6 million. The recurring components are monthly license fees of $80.4 million, maintenance fees of $79 million, and facilities management fees of $4.9 million. And non-recurring components are license fees of $38.7 million and services of $22.9 million.

                      We include in backlog all revenues specified in signed agreements to the extent we believe that recognition of the related revenue will occur within 12 months.

                      Thanks for your time this afternoon. I'll now turn the call over to Mark for his comments on the ACI business unit.

Mark Vipond:          Thank you, Dwight.  Good afternoon, everyone.  I'm here
                      to give you an update on third quarter results for ACI
                      Worldwide. ACI's revenue for the quarter was $56.4 million.

                      Despite the challenging economic conditions that remain throughout the world, ACI was able to find new business during the quarter. Some of the highlights include systems and capacity upgrades over $100,000 at 14 customers. These upgrades took place in all of our geographic regions with several significant contracts in our European operation. These upgrades are an essential element of ACI's business.

                      We expect customers will continue to license additional capacity over time but it is difficult to predict the timing of these events. The number of capacity upgrades in the third quarter was greater than we have received in the past few quarters and contributed to our increased revenues.

                      ACI licensed products to 13 new customers in the quarter. Those products included six BASE24, one NET24, three Proactive Risk Manager, two WINPAY24, and one large U.S. bank -- BB&T Corporation, which we announced yesterday, that licensed our BASE24-es solution to run their ATM network and IBM zSeries server technology.

                      While BB&T is already a customer of TSA due to its use of IntraNet's MTS product, it is a new customer for ACI and represents a significant win for our company. We are pleased with the number of new ACI customers in the quarter. We believe - which we believe illustrates the value our products provide and the long-term strength of our company.

                      ACI licensed seven new applications to existing customers during the quarter. These include licenses of our BASE24-es Enhanced Authorization System, Mobile Top-up, Automated Key Distribution System, Proactive Risk Manager, and new BASE24 add-on products.

                      With the ACI commerce framework and our continued investments in multi-platform integrated payment systems, we believe we are well positioned in our market space. Our investment in BASE24-es and our strategy to evolve our marketing-leading BASE24 product to this new technology have been well received. In addition, the BASE24-es multi-platform solution is generating interest in new markets where we believe we can license more new customers over time.

                      Thanks for your continued interest. I will now introduce Greg Derkacht.

Greg Derkacht:        Thank you, Mark. In summary, during the quarter,
                      we were able to increase our revenue, grow our cash position to over $100 million. As was noted, our operating results were negatively impacted by a non-tax deductible goodwill impairment charge of $9.3 million relating to 2001 acquisitions of MessagingDirect.

                      MessagingDirect secured document delivery technology currently is within the ACI Worldwide business unit and has experienced slow adoption rates. Going forward, our plan is to focus on our growth initiatives and continue to manage our cause.

                      As you can see, we have made progress on our effective tax rate but we still have work to do on this particular issue. We will continue to implement additional tax-planning strategies and we believe that by the end of the fiscal year, we will again be in a position to provide revenue and earnings guidance.

                      Two weeks ago, we announced the appointment of David Bankhead as the company's new Chief Financial Officer. We are extremely pleased to have Dave join our team. He comes to us with over 30 years of financial experience and has been a CFO in four other public companies. The search to fill this position was quite extensive and ultimately, Dave's background, including his international track record, made him the right choice.

                      Dave is going to say a few words in our discussion today and plans on fully participating in next quarter's conference call. Thank you very much for your continued interest in TSA.

David Bankhead:       This is David Bankhead.  Thanks, Greg, for the kind
                      words.  I am pleased to be joining the management team.
                      TSA's history of success and innovation in the electronic payment space made this a very easy decision for me. I believe the company is well positioned to continue to lead in this market and I look forward to contributing to that effort. Thank you for your interest in TSA and I look forward to working with you in the future.

                      Now I'll turn the call back over to Bill.

Bill Hoelting:        Thank you.  Operator, at this time, we'd like to open up
                      the call to the questions.

Operator:             Certainly.  If you have a question at this time, please
                      press star, then the number 1 on your telephone keypad.
                      Again, that is star, then the number 1 if you have a question. And we will pause for just a moment to compile the Q&A roster.

                      And your first question is from (Franco Turrinelli) with William Blair.

(Franco Turrinelli):  Good afternoon, gentlemen.  How are you?

Greg Derkacht:        Hi, (Franco).

(Franco Turrinelli):  A very impressive quarter from a point of view of the number of customer additions and capacity upgrades. Is this the light at the end of the tunnel that we've all been waiting for or is this just, you know, some fortuitous timing?

Greg Derkacht:        I would - and I'll let Mark talk to it also -
                      I'll just characterize the environment. It really has not changed significantly. The sales cycle delays are still very, very significant and difficult. It was a good quarter. We're proud with the results. But we have not seen anything change significantly, internationally within the U.S. that really signals a change.

Mark Vipond:          Yeah, this is Mark, (Franco).  Boy, you ask the same
                      question every time. From the capacity upgrades, we were obviously very pleased with the results in the quarter. But that's, as I said in my comments, it's a bit unpredictable. Sometimes you run the customers that run it, it clips their capacity volumes, and sometimes you don't. So that's one a bit unpredictable.

                      Relative to the new customers, yeah, we also were very excited about the number of new customers. A lot of the BASE24, as I said, six new BASE24 customers, we're very excited about BB&T. Does it change anything? We're just still slugging away out in the marketplace and I think we've got some good traction and got some good results.

                      But as Greg said, I don't think the market has materially changed but we are confident that our strategy is a good one for us to attract new customers over time and maybe we saw some sense of that this quarter but I don't know that we can sit there and say it's going to be that way every quarter going forward.

(Franco Turrinelli):  Okay, Mark.  I'll try to come up with some different questions for you. Hey, you guys always use the same script, why shouldn't I?

Mark Vipond:          Oh, come on.

(Franco Turrinelli):  One question though for you, you know, the customers, as you point out, great roster, great, you know, good diversification against different product - the product as well. My guess is that most of these customers are reasonably significant and probably did not contribute very much to revenue in the quarter but are contributing to that nice backlog that we're seeing right now.

Mark Vipond:          This is Mark.  Yeah, that's absolutely true.  Many of
                      our products - newer products that we have with BASE24-es and some of our additions of PRM and our Payments Manager, because of the revenue recognition rules, they are delayed in terms of when you can recognize them. They either have to be accepted - there are different criteria when they can be recognized.

                      The only things that we can actually recognize or have confidence in recognizing in a given quarter that we sell are capacity upgrades and, you know, pots and pans -- little add-ons to our existing BASE24 customers in the ACI business. So there's little that we can influence or recognize in a given quarter; most of it goes in the backlog before it sells.

(Franco Turrinelli):  One final question, if I may, before handing it back to the others on the call. I realize that you don't feel comfortable providing guidance, however, in the past, we have often seen the September quarter be a pretty strong quarter for you. What's your thinking just kind of heading into this final quarter in terms of customers, budgetary capacity, and in terms of their plans? Any visibility to that, you know, at all that you can share with us?

Mark Vipond:          My answer to that would be it's - the demand level was
                      about the same as it's been for a while. Yeah, we usually have - this is the end of our fiscal year and so naturally, our sales people are a little bit more aggressive trying to get to their numbers - that you may have some up-tick from that. But I think the demand level in the marketplace is about the same as we saw it this quarter and the last quarter. I don't think it's materially changed.

(Franco Turrinelli):  Okay.  Thanks, Mark.  And let me not hand over without
                      a) welcoming David there, and b) thanking Dwight for his service.

Dwight Hanson:        Thanks (Franco), very much.

David Bankhead:       Thank you.

Operator:             Your next question is from (Kevin McLaughlin) with (BDF
                      Investments).

(Kevin McLaughlin):   Hi. (Kevin McLaughlin) (BDF). In previous
                      conference calls, Greg, you mentioned that the Board had given you directions to create a corporate strategy and I think it was relative to the potential for mergers and acquisitions. I was wondering about the market's conditions and the attractiveness of those kinds of opportunities and the company's intentions, please?

Greg Derkacht:        Well, let me say the intentions as far as we're
                      concerned at this point in time is still the same. We are literally still in the process of finalizations of strategies basically in the directions from the Board.
                      Should, within the September timeframe, have the strategy basically solidly in place, I think at that point in time, we'll be well served to discuss and have an opportunity to discuss our strategy with various people, including the street.

                      So, you know, we're very, very close at this point in time. We're also going through a strategy validation process with an outside firm to assist us in that process. So I think we're getting very, very close.

(Kevin McLaughlin):   Okay.

Greg Derkacht:        And...

(Kevin McLaughlin):   Thank you very much.

Greg Derkacht:        Excuse me.

(Kevin McLaughlin):   No.  I'll let you finish.

Greg Derkacht:        I think the opportunity levels out there are still
                      significant. And we'll be finished with the process here pretty soon.

(Kevin McLaughlin):   All right.  Thank you very much.  Thanks to Dwight and
                      welcome to David.

Greg Derkacht:        Thank you, (Kevin).

Operator:             Once again, ladies and gentlemen, I would like to remind
                      you, if you have a question, please press star, then 1 on your telephone keypad.

                      And your next question is from (Ned Davis) with (Taconic).

(Ned Davis):          Good afternoon, gentlemen, and also a great
                      performance it looks like and welcome, David. Mark, I have a couple of questions. One, the balance sheet, would you describe the situation as sort of somewhat normalized now with respect to receivables, payables, etc.?

                      I know that there was a big effort to kind of improve liquidity back a couple of quarters. Is it sort of stabilized now? Can we expect these ratios to remain roughly where they are? And then I have one other question after that.

Greg Derkacht:        I would say we feel our balance sheet is
                      stabilized at this point in time and hopefully, we can have good continued form from cash and things like that but we do feel it's stabilized.

(Ned Davis):          Okay.  The second question has to do with some of the
                      new contracts. Let me particularly reference the BB&T transaction. I take it that's a relatively large transaction about over a period of years in terms of a revenue standpoint?

Mark Vipond:          Well, as with most of our contracts, that was,
                      specifically but generally, we sign a five-year agreement and the product support fees and the monthly license fees are recognizable over five years.

(Ned Davis):          So is it - are they replacing a legacy from
                      another vendor or an in-house legacy? And is this something you think you can, if you will, copy with other large players, either here or overseas?

Mark Vipond:          So the answer to the question on BB&T, yes, they are
                      replacing a legacy system from a vendor that has discontinued support on the IBM zSeries. And so we are taking over that application. And can we replicate it?
                      Yeah, we believe we can.

                      This specific application that we're replacing is typically not installed in such a large organization, it's usually in geared towards smaller organizations with anywhere from 50 to 100 ATMs in their network. And BB&T have somewhere in approaching 2000.

                      So I don't know if that replacing that specific application, is that replicatable because there's not that many of them that have that big of a system on that antiquated piece of note.

                      But obviously, one of our strategies relative to driving increased customers and market share is to go after the in-house and the other solutions that run on these platforms that may not have stayed up enough with investments and mandates and the technology that we can eclipse them with our product and also provide additional functionality. That's certainly part of our strategy is to build our market share with our es product.

(Ned David):          Okay.  One last detail, I want to get a clarification.
                      The tax rate effectively was 46% with no impact from the goodwill impairment charge. But somewhere else it says
                      52% rates of year. So are you in effect providing a tax rate guidance for the full year at 52%? Is that - did I understand that correctly?

Dwight Hanson:        Well, the way the process works is you estimate
                      what your rate is for the year and then you apply that to your year-to-date results and then you push out the difference within the current quarter.

(Ned Davis):          Okay.

Dwight Hanson:        So at this point, that's our best estimate of the rate,
                      based on the fact that we know today, because that's how you do it.

(Ned Davis):          So that's for the full year '03 fiscal, the 52%?

Dwight Hanson:        That's correct.

Greg Derkacht:        That's right.

(Ned Davis):          Okay.  So we could - whatever estimate we want to use
                      for the fourth quarter, we could then deduce what the tax rate would be based on using that 52%. That's kind of what you're saying.

Dwight Hanson:        As long as you apply that to the full year numbers,
                      right.

(Ned Davis):          Right.  Okay.

Dwight Hanson:        Exclusive of that goodwill charge.

(Ned Davis):          Is the 46% rate for this quarter a fluke or is it
                      something that's particularly with David working on this might signal that your tax rate will start pushing towards the normal corporate rate next year?

Greg Derkacht:        Well, we most certainly have the project continuing at
                      this point in time and we'll continue to hopefully apply strategy, which will continue to reduce the rate. So it's very much indigenous to continue this process to producing effective tax rate. But obviously, working with the tax authorities is a long-term process and we hopefully will be able to do it at this point in time but we make no guarantees of that.

(Ned Davis):          Okay.  Thank you.

Greg Derkacht:        Thank you, (Ned).

Operator:             And your next question is from (Nick Fisken) with
                      (Stephens Inc.).

(Nick Fisken):        Hi.  A question on the increasing G&A; Dwight, you said
                      - you gave a couple reasons why and I wanted to hear those again. And then b), can you give us some more detail on the increase of the bad debt expense, please?

Dwight Hanson:        Okay.  Well, it's, like I said, the increase is
                      primarily due to increased professional fees that we incurred this year as compared to the third quarter of last year. And the bad debt expense that we're - that we have in the third quarter this year, when you compare it against the third quarter of last year, it was actually a negative bad debt expense because we adjusted our overall bad debt allowance.

                      So it's more of a function over an abnormal amount a year ago than it is an unusual amount in the current quarter for this year, (Nick). It's really a function of that and that's what I was trying to convey in my remarks earlier.

(Nick Fisken):        Now the increased professional fees and ongoing expense...

Dwight Hanson:        Well...

(Nick Fisken):      ...is G&A going to be the same level on a go-forward basis?

Greg Derkacht:        Let me kind of come on that, (Nick). Basically,
                      the G&A - the increase is related to the tax project that's going on and so at least for one more quarter, we'll see that continue. So at this point in time, I think the G&A will be right at somewhat at that level or at least the next quarter.

(Nick Fisken):        Okay, thanks, and congrats on the progress.

Greg Derkacht:        Thank you.

Dwight Hanson:        Thanks.

Operator:             And you have a follow-up from (Franco Turrinelli) with
                      William Blair.

(Franco Turrinelli):  Actually, I think (Nick) took my question but just to confirm, there was a step-up sequentially in the G&A from the first quarter and I'm assuming that that is related to the tax project that you just talked about.

Dwight Hanson:        Yes.

(Franco Turrinelli):  Okay.  Thanks.

Operator:             And at this time, there are no further questions.  Do
                      you have any closing remarks?

Bill Hoelting:        We thank you all for participating in our Q3 conference
                      call and look forward to the next conference call.
                      Thank you for attending today.

Greg Derkacht:        Thank you very much.

Operator:             This concludes today's teleconference.  You may now
                      disconnect.


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